UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BIOLASE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 20, 2006

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BIOLASE Technology, Inc., a Delaware corporation (the “Company”), will be held on Thursday, April 20, 2006, at 2:00 p.m. local time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 9, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Robert E. Grant Acting Chairman of the Board of Directors

San Clemente, California
April 5, 2006

BIOLASE TECHNOLOGY, INC.

981 Calle Amanecer

San Clemente, California 92673

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2006

PROXY STATEMENT

SOLICITATION OF PROXIES

General

The accompanying proxy (the “Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of BIOLASE Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, April 20, 2006 (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. local time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629. These proxy solicitation materials were mailed on or about April 5, 2006 to all stockholders entitled to vote at the Annual Meeting.

If the enclosed form of Proxy is properly signed and returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR:

•	the election of the seven nominees for election to the Board listed in the Proxy and proposed by the Board; and

•	the ratification of the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to the Secretary of the Company before the Annual Meeting

•	presenting a new proxy with a later-date; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.

Voting; Quorum

On March 9, 2006, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 23,289,037 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were outstanding. No shares of the Company’s preferred stock were outstanding on the Record Date. Only stockholders of record of the Common Stock on March 9, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of shares of the Company’s outstanding Common Stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business. In the election of directors, the five nominees receiving the highest number of “FOR” votes will be elected. With regard to the other proposal, the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is required for approval.

Abstentions may be specified on all proposals (except the election of directors), and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will also be counted as a vote against such item for purposes of determining whether stockholder approval of that item has been obtained. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., Broker Non-Votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum. Broker Non-Votes and other non-voted shares will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and thus will have no effect on the outcome of such matter.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Robert E. Grant and Richard L. Harrison, were selected by the Board and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Aside from the election of the named directors and the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm, the Board knows of no other matter to be presented at the Annual Meeting. If any other matters should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The Company may retain a proxy solicitor to assist in the distribution of Proxies and Proxy solicitation materials. Generally, the fee for such services is approximately $15,000 plus expenses. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at BIOLASE Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Stockholder Proposals for 2007 Annual Meeting

It is currently contemplated that the Company’s 2007 annual meeting of stockholders will be held on or about April 19, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at the Company’s principal executive offices by December 6, 2006. Any such proposal must comply with the requirements of the Company’s Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in the Company’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the Company must receive notice of such proposal or nomination no later than March 6, 2007. If the notice is not received by such date, it will be considered untimely, and the Company will have discretionary voting authority under proxies solicited for the 2007 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of the Company’s Bylaws.

Proposals and notices should be directed to the attention of the Secretary, BIOLASE Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Prior to March 29, 2006, the Board consisted of five directors. On March 29, 2006, the number of directors on our Board was expanded to seven and, upon the recommendation of the Nominating and Corporate Governance Committee, the Board elected Dr. Daniel S. Durrie and Neil J. Laird to fill the newly created vacancies. As a result, the Board currently consists of seven persons whose term of office expires at the Annual Meeting. The directors to be elected at the Annual Meeting will serve until the 2007 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal or death. If this Proposal is approved, the Board will consist of seven persons.

The Company’s current Board members are also its nominees for the upcoming election of directors. Each of the director nominees has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board.

The Board, upon recommendation from its Nominating and Corporate Governance Committee, has nominated the persons listed below to serve as directors for the term beginning at the Annual Meeting of Stockholders on April 20, 2006. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the 2007 Annual Meeting of Stockholders

Robert M. Anderton, DDS, 69, has served as a director since May 2004. From 1999 to 2001, Dr. Anderton served as the President of the American Dental Association (ADA) as well as holding many official roles with the ADA, including Trustee, Liaison to the Commissions on Dental Accreditation, Council on Education, Government and Legislative Affairs. Dr. Anderton has practiced general dentistry since 1961 and has held several dental society positions, including past President of the Texas Dental Association and Dallas County Dental Society. At various times, Dr. Anderton has published a number of articles in medical and trade journals, including the Journal of the American Society of Preventive Dentistry and Journal of Modern Dental Practice. Dr. Anderton received his DDS degree from Baylor University—College of Dentistry and his J.D. degree from Southern Methodist University—School of Law.

George V. d’Arbeloff, 61, has served as a director since 1996, and as lead independent director since March 2006. Since 2003, Mr. d’Arbeloff has served as Managing Member of Opus Venture Group, LLC, a company dedicated to providing innovative products for television-based home shopping retailers. Since 2000, Mr. d’Arbeloff has served and continues to serve as Chairman of the Board of Big Idea Group, Inc., a company that links inventors with other companies buying innovation. From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company. From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Daniel S. Durrie, M.D., 56, has served as a director since March 2006. Since 2001, Dr. Durrie has served on the Eye Surgery Education Committee of the American Society of Cataract and Refractive Surgeons. Since 1996, Dr. Durrie has served on the Board of Directors of the Society of Refractive Surgery, a position he also held from 1988 to 1990. From 1998 to 2000, Dr. Durrie served on the Board of Directors of the American College of Eye Surgeons.

Dr. Durrie is currently a Clinical Associate Professor of Ophthalmology at the University of Kansas Medical Center. He has also served as Clinical Assistant Professor of Ophthalmology at the University of Missouri at Kansas City and as Adjunct Faculty Member at the Pennsylvania College of Optometry. Dr. Durrie has more than 20 years experience in refractive and corneal surgery. He serves on the editorial board for Ocular Surgery News, The Journal of Corneal and Refractive Surgery, Review of Ophthalmology and Refractive Eyecare for Ophthalmologists. Dr. Durrie received his medical doctorate and completed his residency at the University of Nebraska. He completed a fellowship in corneal surgery at the Filkins Eye Clinic in Omaha. Dr. Durrie is a board-certified ophthalmologist.

Robert E. Grant, 36, has served as a director and as President and Chief Executive Officer since October 2004. Recently he became the Company’s Acting Chairman of the Board as well. He joined the Company in 2003 and served as Chief Operating Officer until October 2004. From 2002 to 2003, Mr. Grant served as Executive Vice President and General Manager of the Medical Business of Lumenis in Santa Clara, California. In 2002, he served as Executive Vice President and General Manager of the Surgical and Ophthalmic Business of Lumenis. In 2001, Mr. Grant served as Vice President of the Surgical Business of the Coherent Medical Group, a subsidiary of Coherent, Inc. and a manufacturer of laser equipment that was later acquired by Lumenis. Between 2000 and 2001, he also served as Vice President of Business Development of the Coherent Medical Group. From 1998 to 2001, Mr. Grant served as the Managing Director of European Operations for the Coherent Medical Group, based in Dieburg, Germany. From 1997 to 1998, he served as Director of Business Development for HGM Medical Laser Systems, Inc., a manufacturer of medical lasers used in ophthalmic, dental and aesthetic applications, which also was later acquired by Lumenis. Before 1997, Mr. Grant held several positions in management at other companies in the medical device industry.

Jeffrey W. Jones, 48, has served as a director since 1998, as Vice Chairman of the Board and Chief Technology Officer since October 2004, and as Managing Director of BIOLASE Europe GmbH, a wholly owned subsidiary, since 2001. From 1998 through October 2004, Mr. Jones served as Chief Executive Officer. From 1986 to 1998, Mr. Jones served in various executive capacities for a group of privately held companies, including the McMahan Enterprise companies and HGM Medical Laser Systems, a manufacturer of medical lasers used in ophthalmologic, dental and aesthetic applications. At various times during the above-mentioned period, he served as President and Chief Executive Officer of these companies.

Neil J. Laird, 53, has served as a director since March 2006. Since 2004, Mr. Laird has served as Executive Vice President and Chief Financial Officer of SumTotal Systems, Inc., a provider of integrated software applications, services and content to drive business performance through learning. Mr. Laird was Senior Vice President and Chief Financial Officer from SumTotal Systems, Inc.’s inception in March 2004 until October 2004. Mr. Laird served as Senior Vice President and Chief Financial Officer of Docent from August 2002 until March 2004. From April until June 2002, Mr. Laird was Chief Financial Officer of Novasonics, Inc., a privately held medical products company. From 1999 to 2001, Mr. Laird was Senior Vice President and Chief Financial Officer of ADAC Laboratories. From 1998 to 1999, Mr. Laird held various executive positions at Coherent Medical Group, a medical laser company. From 1997 to 1998, Mr. Laird was an independent consultant. From 1980 to 1997, Mr. Laird held various executive and managerial financial positions at Measurex Corporation, including Vice President-Corporate Controller. Mr. Laird holds an M.A. degree in economics from Cambridge University and is a United Kingdom Chartered Accountant.

Federico Pignatelli, 53, served as our Chairman of the Board from 1994 until 2006, at which point he resigned as Chairman of the Board and received the title Chairman Emeritus. He has served as a director since 1991. He is the Founder and has served as President of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

Required Vote for Approval

Directors are elected by an affirmative vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election or directors will not affect the election of the candidates receiving the plurality of votes. Brokers have discretionary authority to vote on the election of directors, thus Broker Non-Votes will not result.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company’s Board.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE

Independent Directors

The Board has determined that each of Messrs. d’Arbeloff, Laird and Pignatelli and Drs. Anderton and Durrie are independent directors as defined by the listing standards of the NASDAQ Marketplace Rules (“NASDAQ Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Board Committees and Meetings

The Board held 31 regularly scheduled and special meetings and acted by unanimous written consent various times during the year ended December 31, 2005. Each director then in office attended at least 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during 2005. In addition, it is expected that each of the directors will attend the Annual Meeting; provided, however, that members may attend the Annual Meeting by telephone or video conference, if necessary, to mitigate conflicts. At the 2005 Annual Meeting of Stockholders our Board consisted of only five members, all of whom attended the meeting.

The Board has established three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee has a charter that has been approved by the Board. Each of the charters was included as an appendix to the Company’s proxy statement for the 2005 annual meeting of stockholders.

Audit Committee. Prior to March 29, 2006, the Audit Committee consisted of three directors: Messrs. d’Arbeloff and Pignatelli and Dr. Anderton. As part of the Company’s recent Board expansion, the Audit Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff, Laird and Pignatelli, and Dr. Anderton. Each member of the Audit Committee qualifies as an independent director under the NASDAQ Rules and the SEC rules and regulations. The Board has determined that Mr. Laird qualifies as the “audit committee financial expert” under the SEC rules and meets the financial sophistication requirements of the NASDAQ rules. Mr. d’Arbeloff serves as the Audit Committee chair.

The primary responsibilities of the Audit Committee include, but are not limited to: (i) the appointment, compensation and oversight of the work of the Company’s independent auditor; (ii) reviewing the reports of the independent auditors regarding the Company’s accounting practices and systems of internal accounting controls; (iii) reviewing the Company’s financial reports, its accounting and financial policies in general, and management’s procedures and policies with respect to the Company’s internal accounting controls; and (iv) reviewing the independence qualifications and quality controls of the independent auditor. The Audit Committee held 10 meetings during 2005 and acted by unanimous written consent various times during 2005.

Compensation Committee. Prior to March 29, 2006, the Compensation Committee consisted of three directors: Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. As part of the Company’s recent Board expansion, the Compensation Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff and Laird, and Drs. Anderton and Durrie. Each of the members of the Compensation Committee qualifies as an independent director under the NASDAQ Rules and SEC rules and regulations, and as a non-employee director under the Internal Revenue code. Mr. Laird serves as the Compensation Committee chair. The Compensation Committee’s primary responsibilities include, but are not limited to: (i) reviewing and developing the Company’s general compensation policies; (ii) reviewing and approving the compensation of the Company’s Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation, and any other perquisites or special benefits; (iii) making awards under and acting as administrator of the Company’s equity incentive plans, (iv) overseeing administration of the Company’s other employee benefit plans; (v) making recommendations to the Board regarding director compensation; and (vi) producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee held four meetings during 2005 and acted by unanimous written consent at various times.

Special Stock Option Committee. In addition to the above, in September 2003, the Board granted the Chief Executive Officer separate but concurrent authority with the Compensation Committee to make discretionary option grants to eligible individuals, other than executive officers and Board members, subject to a limitation of 20,000 shares per individual employee grant, that shall comply with the express terms and conditions of the Company’s 2002 Stock Option Plan under which such grants are made. The Chief Executive Officer must review these grants at least semiannually with the Compensation Committee. Mr. Grant acted under this authority on ten occasions during 2005.

Nominating and Corporate Governance Committee. Prior to March 29, 2006, the Nominating and Corporate Governance Committee consisted of three directors: Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. As part of the Company’s recent Board expansion, the Nominating and Corporate Governance Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff and Pignatelli, and Drs. Anderton and Durrie. Each member of the Nominating and Corporate Governance Committee qualifies as an independent director under the NASDAQ Rules and the SEC rules and regulations. Dr. Anderton serves as the Nominating and Corporate Governance Committee chair. The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals who are qualified to be members of the Board and selecting or recommending that the board select the nominees for directorships; (ii) to the extent deemed appropriate by the committee, developing and recommending to the Board a set of corporate governance principles applicable to the Company; (iii) establishing the criteria and procedures for selecting new directors; (iv) overseeing the process for evaluating the Board and management; and (v) reviewing and reassessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee, including the compliance of the committee with its charter.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee may also retain a third-party executive search firm to identify candidates. All recommendations submitted by stockholders should be submitted to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Company’s Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of Company stockholdings. All communications are to be directed to the Chairperson of the Nominating and Corporate Governance Committee, to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 981 Calle Amancer, San Clemente, California 92673.

The Nominating and Corporate Governance Committee focuses on the following criteria in determining whether a candidate is qualified to serve on the Board: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards; (iii) relevant knowledge and diversity of the candidate’s background and experience in areas such as business, finance and accounting, marketing, international business and other similar areas; (iv) whether the candidate has the time required for preparation, participation and attendance at meetings; and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ Rules.

The Nominating and Corporate Governance Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) occupation or business association changes; and (ii) whether circumstances have arisen that may raise questions about a director’s continuing qualifications in relation to the Board’s membership criteria. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee held one meeting during 2005.

Stockholder Communications

Any stockholder who wishes to communicate with the Board may send his or her communication in writing to: Corporate Secretary, BIOLASE Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673. The communication must include the stockholder’s name, address and an indication that the person is a stockholder of the Company. The Secretary will review any communications received from stockholders, and all material communications from stockholders will be forwarded to the appropriate director or directors, or committee of the Board, based on the subject matter.

DIRECTOR COMPENSATION

The following table sets forth all compensation paid to our non-employee directors during the year ended December 31, 2005.

Name	Total ($)	Fees earned or paid in cash($)		Stock Awards ($)	Option Awards ($)(1)	Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)
Robert M. Anderton	$89,406	$0		$0	$89,406	$0	$0
George V. d’Arbeloff	179,406	90,000	(2)	0	89,406	0	0
Daniel S. Durrie	0	0		0	0	0	0
Neil J. Laird	0	0		0	0	0	0
Federico Pignatelli	104,406	15,000	(3)	0	89,406	0	0

(1)	Represents, for each director, an option for 30,000 shares of Common Stock exercisable at $5.81 per share, the fair market value of the Common Stock on the date of grant.

(2)

In June 2005, the Board resolved to make a one-time payment of $90,000 to Mr. d’Arbeloff in connection with his service as the Chairman of the Audit Committee and his extraordinary efforts in connection with the 2004 fiscal year-end audit.

(3)

Represents a quarterly payment of $7,500 for the first two quarters in 2005, which was intended to approximate Mr. Pignatelli’s actual expenses incurred in connection with his service on the Company’s Board. Effective July 1, 2005, Mr. Pignatelli is reimbursed for reasonable travel and lodging expenses incurred by him in attending Board and committee meetings.

In addition to the amounts described in the table above, all directors are reimbursed for reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

Option awards identified in the table above are granted pursuant to the Company’s automatic option grant program under its 2002 Stock Incentive Plan (the “2002 Plan”). Pursuant to the 2002 Plan each individual who is elected to the Board as a non-employee director, at an annual meeting of stockholders or at a special meeting at which directors are elected, automatically is granted on the date of such election, a non-statutory option to purchase 30,000 shares of Common Stock. Each option vests at a rate of 7,500 shares per quarter, with the first vesting date occurring three months after the date of grant. If a non-employee director becomes a director for the first time on a date other than the date of a meeting at which all directors are elected, he or she automatically is granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected, vesting at a rate of 2,500 shares per month.

Each automatic grant under the 2002 Plan has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and has a maximum term of ten years, subject to earlier termination 12 months after the date of the optionee’s cessation of Board service for any reason. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the optionee cease Board service prior to vesting of those shares. The shares subject to each initial option grant and each annual option grant will immediately vest in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current Accountants

The firm of BDO Seidman, LLP (“BDO”) was selected by the Audit Committee to act as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006. BDO was initially engaged by the Company on August 8, 2005 and served in that capacity through December 31, 2005. The Board is asking the stockholders to ratify BDO’s appointment. Stockholder ratification of such selection is not required by the Company’s Bylaws or other applicable legal requirement. However, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm for the 2006 fiscal year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

A representative of BDO is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Former Accountants

On August 3, 2005, we dismissed PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm. Our Audit Committee approved the decision to dismiss its independent registered public accounting firm.

The reports of PWC on our financial statements as of and for the fiscal years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2004 and 2003 and through August 3, 2005, there were two disagreements with PWC on matters regarding accounting principles and practices, financial statement disclosure, or auditing scope or procedure, which disagreements, although ultimately resolved to the satisfaction of PWC, were reportable events as described in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission (the “ SEC “) pursuant to the Securities Exchange Act of 1934, as amended. There was a disagreement during the year ended December 31, 2003 related to revenue recognition. There was a disagreement during the year ended December 31, 2004 related to the accounting for penalties and interest on sales tax. Our Audit Committee has discussed the foregoing disagreements with PWC and has authorized PWC to respond fully to BDO, the new independent registered public accounting firm for the Company, concerning these disagreements. Except for the disagreements noted above, there were no disagreements with PWC on the matters noted above for the fiscal years ended December 31, 2004 and 2003 and through August 3, 2005 that would have caused PWC to make reference thereto in their reports on the Company’s financial statements for such years if such matters were not resolved to the satisfaction of PWC.

We refer to Item 9A of our Form 10-K for the fiscal year ended December 31, 2004 which was filed with the SEC on July 19, 2005 with respect to the eleven material weaknesses in the Company’s internal control over financial reporting, which is incorporated herein by reference. We refer to Item 9A of our Form 10-K for the fiscal year ended December 31, 2003, which was filed with the SEC on March 3, 2004 with respect to the material weakness in the Company’s internal control over financial reporting, which is incorporated herein by reference. Except for the material weaknesses noted above, there were no other reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) for the fiscal years ended December 31, 2004 and 2003 and through August 3, 2005.

We provided PWC with a copy of the disclosure we proposed to make in a current report on Form 8-K filed on August 8, 2005 and requested that PWC furnish a letter addressed to the SEC stating whether that firm agreed with the statements by us and, if not, stating the respects in which it did not agree. A copy of PWC’s letter was filed as an exhibit to the Form 8-K reporting the change in our auditors.

During our two most recent fiscal years and through August 8, 2005, we did not consult with BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Required Vote for Approval

The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the meeting is being sought to ratify the selection of BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2006. Abstentions will be counted towards the tabulations of votes cast on this Proposal and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether this Proposal has been approved.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to the Company for professional services rendered by BDO for the fiscal year ended December 31, 2005 and by PWC for the fiscal year ended December 31, 2004.

	Fiscal Year Ended December 31, 2005		Fiscal Year Ended December 31, 2004
Audit Fees	$1,144,819		$2,804,812	(1)
Audit-Related Fees	28,037	(2)	0
Tax Fees	0		2,000	(3)
All Other Fees	0		0

Total	$1,172,856		$2,806,812

(1)

Audit fees billed to the Company related to 2004 for the audit of the annual consolidated financial statements and a review of the quarterly financial statements totaled $1,421,666. The audit fees for 2004 include fees in connection with the restatement of the years ended December 31, 2003 and 2002, the four quarters of 2003 and the first three quarters of 2004. Audit fees billed to the Company in connection with the audit of management’s assessment of the effectiveness of its internal control over financial reporting as required by section 404 of the Sarbanes-Oxley Act related to 2004 totaled $1,276,001.

(2)	Audit-related fees includes professional services rendered in connection with Forms S-1 and S-8 filed with the SEC.

(3)	Tax fees for 2004 were for professional services for federal, state and international tax compliance, tax advice and tax planning.

Determination of Independence

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by the Company’s Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by the Company’s independent registered public accounting firm must be pre-approved by the Audit Committee. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence.

All fees paid to PWC and BDO were pursuant to engagements pre-approved by the Audit Committee, and none of those engagements made use of the exception to pre-approval contained in Regulation S-X, Rule 2-01(c)(7)(i)(C).

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that shares represented by the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of the Company’s Common Stock as of February 28, 2006 by (i) any stockholder known to the Company to beneficially own five percent (5%) or more of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer included in the Summary Compensation Table that appears below and (iv) all current directors and executive officers as a group. Options shown in the table were granted pursuant to the 2002 Stock Option Plan and 1993 Stock Option Plan and represent the shares issuable pursuant to outstanding options exercisable within sixty (60) days of February 28, 2006. Except as otherwise indicated, the address for each beneficial owner listed below is care of BIOLASE Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on 23,279,037 shares of Common Stock outstanding at February 28, 2006, and excludes shares reserved for 81,037 unexercised warrants.

	Shares Beneficially Owned	Number of Shares Underlying Options Exercisable within 60 days of February 28, 2006	Percentage of Shares Beneficially Owned
5% Beneficial Owner
FMR Corp. and related entities (1) 82 Devonshire Street Boston, MA 02109	2,880,686	0	12.4%

Absolute Return Europe Fund (2) c/o Todd M. Ficeto 9300 Wilshire Blvd., Penthouse Suite Beverly Hills, CA 90212	1,200,000	0	5.2%

Directors and Officers
Robert M. Anderton	0	37,500	*
George V. d’Arbeloff	38,182	225,835	1.1%
Keith G. Bateman	4,050	325,000	1.4%
Robert E. Grant	1,000	500,000	2.1%
James M. Haefner	0	120,000	*
Jeffrey W. Jones	11,700	1,057,000	4.4%
Federico Pignatelli	604,750	327,500	4.0%
All current directors and executive officers as a group (8 persons)	659,682	2,842,835	13.4%

*	Represents less than 1%.

(1)

This information is based upon a Schedule 13G/A dated February 14, 2006 and filed with the SEC jointly by FMR Corp., Edward C. Johnson 3d, Fidelity Management and Research Company (“Fidelity”), Fidelity Mid Cap Stock Fund (“Fund”) and Fidelity Management Trust Company (as a group, the “Fidelity Parties”). FMR Corp. is a parent holding company of Fidelity, acting as an investment adviser to various investment companies, including the Fund, and is the beneficial owner of 2,196,986 of the shares (2,148,286 of which are held by the Fund). Edward C. Johnson 3d, FMR Corp. and the Fund each has sole investment power over these shares, while neither FMR Corp. nor Mr. Johnson has voting power over the shares, as that power resides with the various funds’ Board of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the remaining 683,700 of the 2,880,686 shares. Both Mr. Johnson and FMR Corp. have sole investment and voting power over the shares held by Fidelity Management Trust Company. Members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders’ voting agreement among them and the other shareholders of the voting stock of FMR Corp.

(2)	This information is based upon a Schedule 13D dated December 19, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Directors and Executive Officers of the Company

The following table sets forth certain information regarding our directors and executive officers as of April 1, 2006:

Name	Age	Position
George V. d’Arbeloff (1)(2)(3)	61	Lead Independent Director
Robert M. Anderton, DDS (1)(2)(3)	69	Director
Neil J. Laird (1)(3)	53	Director
Daniel S. Durrie, M.D. (2)(3)	56	Director
Federico Pignatelli (1)(2)	53	Director
Jeffrey W. Jones	48	Vice Chairman of the Board and Chief Technology Officer
Robert E. Grant	36	Acting Chairman of the Board, President and Chief Executive Officer
Keith G. Bateman	53	Executive Vice President, Marketing
James M. Haefner	40	Executive Vice President, Global Sales
Richard L. Harrison	49	Executive Vice President, Chief Financial Officer and Secretary

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

The following is a brief description of the present and past business experience of each of the current executive officers. The executive officers are elected by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreement with the Company, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers. The biographies of Messrs., d’Arbeloff, Grant, Jones, Laird, and Pignatelli and Drs. Anderton and Durrie appear earlier in this Proxy Statement under “Proposal One—Election of Directors.”

Keith G. Bateman has served as Executive Vice President, Marketing since January 2005 and as Executive Vice President since 2002, previously serving as Vice President of Global Sales from 1999 to 2001. From 1994 to 1998, Mr. Bateman held executive positions with the international and domestic divisions of HGM Medical Laser Systems, a manufacturer of medical lasers used in ophthalmologic, dental and aesthetic applications. Prior to that, he held several positions in sales, marketing and management at various companies in the computer industry.

James M. Haefner joined the Company as Executive Vice President, Global Sales in January 2005 and is responsible for managing the global sales organization. Prior to joining the Company, and following the acquisition of the Coherent Medical Group by Lumenis Ltd, Mr. Haefner held numerous management positions at Coherent and Lumenis, including Vice President of Sales, Director of Sales & Service, Regional Sales Manager and as a top Sales Representative at the earlier stage of his career. For more than 10 years, he has worked extensively across all of Coherent and Lumenis’ medical laser product lines including surgical, ophthalmic and aesthetic.

Richard L. Harrison joined the Company in December 2005 as Executive Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Harrison served from 1994 to 2004 as Chief Financial Officer of Interpore Cross International, a publicly-traded medical device company. From 1987 to 1994, Mr. Harrison worked for Kirschner Medical Corporation, a manufacturer of orthopedic devices, in a variety of financial positions, including Corporate Controller from 1992 through 1994. Mr. Harrison is a Certified Public Accountant.

Executive Compensation

The following table summarizes the annual and long-term compensation earned for services rendered in all capacities to the Company in each of the last three completed fiscal years (i.e., the years ended December 31, 2005, 2004 and 2003) by the Company’s chief executive officer and each of the other four most highly compensated executive officers whose total salary and bonus exceeded $100,000, and one other executive officer who no longer served in that capacity at December 31, 2005 but whose total salary and bonus exceeded $100,000 (referred to collectively as the named executive officers).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards Securities Underlying Options/SARs	All Other Compensation (3)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
Robert E. Grant President and Chief Executive Officer	2005 2004 2003	$275,000 195,167 67,203	$75,000 101,022 16,667	$	— — —	0 400,000 100,000	$680 233 6,705

Jeffrey W. Jones Chief Technology Officer	2005 2004 2003	278,500 273,542 240,000	67,000 181,500 174,500		— — —	50,000 0 200,000	233 231 235

Keith G. Bateman Executive Vice President, Marketing	2005 2004 2003	175,008 173,966 148,333	69,412 106,349 136,876		— — —	25,000 0 75,000	133 33 37

James M. Haefner(1) Executive Vice President, Global Sales	2005 2004 2003	180,865 0 0	73,412 0 0		— — —	120,000 0 0	146 0 0

John W. Hohener(2) Executive Vice President and Chief Financial Officer (former)	2005 2004 2003	240,186 21,346 0	77,044 0 0		— — —	0 250,000 0	1,287 0 0

(1)	Mr. Haefner was hired by the Company in January 2005.

(2)	Mr. Hohener resigned in December 2005. Richard L. Harrison joined the Company in December 2005 as Executive Vice President, Chief Financial Officer and Secretary.

(3)	Represents value of company-paid life insurance premiums, and for Mr. Grant in 2003 includes $6,657 in reimbursement of relocation expenses.

Stock Options

The following table contains information concerning the grant of stock options under the 2002 Stock Option Plan to the named executive officers during the fiscal year ended December 31, 2005. No stock appreciation rights were granted to the named executive officers in 2005.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Robert E. Grant	0	0.0%	$—		$—	$—
Jeffrey W. Jones(1)	50,000	5.1	8.11	12/29/2015	255,017	646,263
Keith G. Bateman(1)	25,000	2.6	6.66	12/2/2015	104,711	265,358
James M. Haefner(1)	80,000	8.2	9.77	1/24/2015	491,544	1,245,669
	20,000	2.1	7.14	6/1/2015	89,806	227,586
	20,000	2.1	6.66	12/2/2015	83,769	212,286
John H. Hohener	0	0.0	0.00	—	—	—

(1)

All options granted during 2005 to the named executive officers were granted under the 2002 Stock Plan. The option grants originally became exercisable ratably each quarter over a three-year period. In consideration for recipient entering into a resale restriction agreement, the Company accelerated the vesting of the options and they became immediately exercisable on the grant date. The resale restriction agreement restricts the sale of the underlying shares before such time as vesting of the option would have otherwise taken place. Each Option is subject to earlier termination following the optionee’s termination of employment, permanent disability or death.

(2)

The assumed 5% and 10% annual rates of stock price appreciation are for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance. No assurance can be given that such rates will be achieved. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

The following table provides information, with respect to the named executive officers, concerning unexercised options held as of the end of the fiscal year. Value is calculated as market price of the Common Stock at fiscal year end less exercise price multiplied by the number of shares subject to the option. The market price of the Common Stock at December 31, 2005 was $7.99.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Grant	—	—	500,000	0	$804,000	$0
Jeffrey W. Jones	—	—	1,057,000	0	3,819,555	0
Keith G. Bateman	—	—	325,000	0	1,044,469	0
James M. Haefner	—	—	120,000	0	43,600	0
John H. Hohener	—	—	100,000	0	0	0

Equity Compensation Plan Information

The Company’s 2002 Stock Incentive Plan (the “2002 Plan”) is designed to attract and retain the services of individuals essential to its long-term growth and success. The Company also formerly maintained the 1990 Stock Option Plan and the 1993 Stock Option Plan. The 1990 Stock Option Plan and the 1993 Stock Option Plan have terminated pursuant to their terms; however, various option grants under those plans remain outstanding.

The following table summarizes information as of December 31, 2005 with respect to the shares of Common Stock that may be issued upon exercise of options, warrants or rights under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	4,307,769	$6.74	457,834
Equity Compensation Plans Not Approved by Stockholders(1)	3,000	2.69	0

Total	4,310,769	6.74	457,834

(1)	Consists solely of options under the 1990 Stock Option Plan.

The 1990 Stock Option Plan (the “1990 Plan”) was implemented by the Board on December 15, 1990. The 1990 Plan is a non-stockholder-approved plan under which options were authorized to be granted to directors, officers or employees. The Board authorized 150,000 shares of Common Stock for issuance under the 1990 Plan. Options under this plan were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date and vested in installments during the optionee’s period of service with us. The plan administrator (either the Board or a Board committee) may cause options to vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s termination.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Employment Agreement with Robert E. Grant

On October 26, 2004, the Company entered into an at-will employment agreement with Robert E. Grant, as the newly appointed President and Chief Executive Officer, which superseded his employment agreement of August 2003. The agreement provides for an annual base salary of $275,000 and an annual bonus of up to $175,000. Sixty percent of the annual bonus is based on the achievement of revenue targets and 40% is based on the achievement of net income targets. In connection with the annual bonus, Mr. Grant is eligible to receive up to $12,500 each quarter based upon the achievement of such revenue and net income targets. The remaining portion of the bonus (up to $125,000) was payable upon the completion and filing with the SEC of the Company’s annual report on Form 10-K for the previous reporting year. The agreement also provided for a one-time stock option grant to purchase 400,000 shares of Common Stock at an exercise price of $5.98 per share. Mr. Grant is also eligible to receive stock options with respect to 100,000 shares annually beginning on the third anniversary of the effective date of the agreement. Mr. Grant is entitled to four weeks paid vacation per year, and the Company pays the medical and dental plan premiums for him and his immediate family and reimburses him for out-of-pocket costs, fees, charges or expenses in connection with the medical and dental plans, which reimbursement shall not exceed $3,000 per year without the prior approval of the Board. The Company has agreed to assume or reimburse Mr. Grant the costs associated with the lease of his vehicle.

In the event Mr. Grant’s employment is terminated without cause or Mr. Grant terminates his employment for good reason, he will receive severance equal to six times the base monthly salary he was receiving immediately prior to the date of termination or resignation, the Company will pay his COBRA premiums for the six-month period following termination or resignation, he will be entitled to receive the pro-rated portion of any performance bonus to which he would otherwise be entitled and his stock options will continue to vest through the end of the quarter in which such termination or resignation becomes effective. Mr. Grant will have one year from the effective date of such termination or resignation to exercise the vested portion of his stock options.

In the event of Mr. Grant’s death while employed by the Company and during the term of the agreement, Mr. Grant’s estate will receive a lump sum payment of an amount equal to six months of his then-effective base salary, subject to offset from insurance benefit payments, and all stock options that would be vested at the end of the quarter in which the death occurred will be vested and immediately exercisable. His estate will have one year from the effective date of such death to exercise the vested portion of Mr. Grant’s stock options.

If Mr. Grant’s employment is terminated by the Company due to mental or physical disability, Mr. Grant will continue to receive his base salary for six months and all stock options that would be vested at the end of the quarter in which the termination occurred will be vested and immediately exercisable. Mr. Grant will have one year from the effective date of the termination to exercise the vested portion of his stock options.

The Company has agreed to indemnify Mr. Grant, to the maximum extent permitted under Delaware law, against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against him by reason of the fact that he was serving as an officer, director, employee or agent of the Company or was serving at the Company’s request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Unless earlier terminated, the terms of the employment agreement will end on October 23, 2007, provided that, unless and until a new written agreement is entered into, the employment relationship under the agreement will continue on a calendar quarter to calendar quarter basis with the same remuneration and compensation as shall apply during the final year of the agreement term.

Employment Agreement with John W. Hohener

On October 24, 2004, the Company entered into an at-will employment agreement with John W. Hohener, as the newly appointed Executive Vice President and Chief Financial Officer, which agreement subsequently has been amended. Mr. Hohener’s employment commenced on November 13, 2004 and he was appointed Executive Vice President and Chief Financial Officer on November 15, 2004. The agreement provides for an annual base salary of $225,000 and, beginning in calendar year 2005, an annual performance bonus of up to $120,000. The agreement also provides for a stock option grant to purchase 250,000 shares of Common Stock at an exercise price of $8.25 per share, with 1/3 of the options becoming vested on the first anniversary of the effective date and 1/8 vesting quarterly thereafter. The exercise price of such stock option is the fair market value of the Common Stock on the date of grant, November 13, 2004. Mr. Hohener is entitled to four weeks paid vacation per year, and the Company pays the medical and dental plan premiums for him and his immediate family and reimburses Mr. Hohener for out-of-pocket costs, fees, charges or expenses in connection with the medical and dental plans, which reimbursement shall not exceed $3,000 per year without the prior approval of the Board.

The Company also agreed to indemnify Mr. Hohener, to the maximum extent permitted under Delaware law, against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against him by reason of the fact that he was serving as an officer, director, employee or agent of the Company or was serving at the Company’s request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

On December 12, 2005, Mr. Hohener tendered, and the Board accepted, his resignation. In connection with his resignation, the Company agreed to pay Mr. Hohener $150,000.

Employment Agreement with Jeffrey W. Jones

On December 29, 2005, the Company entered into a new employment agreement with Jeffrey W. Jones, Vice Chairman of the Board and Chief Technical Officer. The Agreement replaces an earlier employment agreement dated December 12, 2003 between the Company and Mr. Jones which expired by its terms on December 31, 2005.

Under the terms of the employment agreement, Mr. Jones receives a base annual salary of not less than $250,000. In addition, Mr. Jones is entitled to earn an annual performance bonus of $100,000, based on the achievement of certain criteria established by the Board, of which $42,000 is guaranteed. Mr. Jones is also entitled to receive a housing allowance of $3,500 per month for expenses incurred in maintaining a residence in California in connection with his employment by the Company. The amount of the housing allowance is deducted from any bonus he is entitled to receive. Mr. Jones is also entitled to receive an allowance for an automobile and related expenses, four weeks paid vacation per year, reimbursement of reasonable business expenses and other executive benefits.

Under the terms of the employment agreement, Mr. Jones’ employment is at will and not for a specific term, and may be terminated at any time by either the Company or him, with or without cause, as defined in the Employment Agreement. If Mr. Jones’ employment is terminated other than for cause or he resigns for good reason, Mr. Jones will be entitled to receive severance pay in an amount equal to one year of annual base salary.

The Company agreed to indemnify Mr. Jones to the maximum extent permitted under Delaware law against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (with the Company’s written consent which shall not be unreasonably withheld) actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as an officer, director, employee or agent or was serving at the Company’s request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Employment Agreement with Richard L. Harrison

On December 12, 2005, the Company entered into an at-will employment agreement with Richard L. Harrison, the Company’s newly-appointed Executive Vice President, Chief Financial Officer and Secretary. The Employment Agreement provides that Mr. Harrison will receive an annual base salary of $230,000 and will be eligible for a bonus of up to $100,000, of which $50,000 will be paid in quarterly installments of $12,500 each and the remaining $50,000 will be payable upon the occurrence of certain performance metrics.

In addition, the Employment Agreement also provided that Mr. Harrison receive a non-qualified option to purchase 250,000 shares of the Company’s common stock at $7.20 per share. The option vests over a three-year period, with one-third of the option shares becoming vested upon completion of 12 months of service and the remaining two-thirds vesting quarterly over the remaining two years. Mr. Harrison will also be entitled to four weeks of paid vacation and an auto allowance of $1,000 per month.

In the event the Company terminates Mr. Harrison’s employment other than for cause or he resigns for good reason, and providing that he executes a release of claims, he is entitled to receive a severance payment equal to six months of base salary and benefits.

The Company agreed to indemnify Mr. Harrison to the maximum extent permitted under Delaware law against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (with the Company’s written consent which shall not be unreasonably withheld) actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Harrison by reason of the fact that he was serving as an officer, director, employee or agent or was serving at the Company’s request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Offer Letter to Keith G. Bateman

In January 1999, the Company delivered an offer letter to Keith G. Bateman, then Vice President of Global Sales. Mr. Bateman was subsequently named Executive Vice President in 2002 and Executive Vice President, Marketing in January 2005. Mr. Bateman’s base salary was $175,000 for 2005.

Offer Letter to James M. Haefner

In December 2004, the Company delivered an offer letter to James M. Haefner offering him full-time employment as Executive Vice President of Global Sales. The letter provided for an annual base salary of $200,000 and an annual auto allowance of $10,000. The letter also provides that Mr. Haefner is eligible for a management bonus of up to $100,000 per year, paid quarterly at an amount of $25,000, based on achievement of sales and other performance targets. Mr. Haefner is also entitled to an additional $50,000 bonus paid following year end and based on sales over a performance target as determined by the Compensation Committee. The letter provides that Mr. Haefner may participate in all employee benefit and benefits plans that are made available to the Company’s full-time employees.

Change in Control Agreements

In February 2006, the Company and of each of Messrs. Grant, Jones, Harrison, Bateman and Haefner entered into an amendment to such officer’s employment agreement or offer letter. The primary purpose of each amendment was to provide for certain severance payments to be made to the officer upon the occurrence of a triggering event. A triggering event is defined as the occurrence of both:

•	a change of control (as defined in the amendment); and

•

any termination of the officer’s employment (i) by the officer for good reason (as defined in his employment agreement) or (ii) by the Company without cause (as defined in the officer’s employment agreement), in each case during the 18 months following the change of control.

Upon the occurrence of a triggering event, each amendment provides that the officer will be entitled to receive, subject to his execution of a general release in favor of the Company, the following:

•	100% of the officer’s then current annual salary plus the full amount of the officer’s potential bonus for the current year, which aggregate amount shall be paid in a one-time lump sum payment; and

•

continuation of the benefits and perquisites set forth in the officer’s employment agreement for a period of one year from the date of such termination or, in some cases, a lump sum payment equal to the value of the benefit or perquisite over a one-year period.

In addition, upon the occurrence of a triggering event all unvested options and shares of restricted stock held by the officer shall immediately vest and become fully exercisable.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee consisted of Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. No member of the Compensation Committee was an officer or employee at any time during the 2005 fiscal year or at any other time. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

Report on Executive Compensation

The Compensation Committee of the Company’s Board is pleased to present its annual report which is intended to update stockholders on the development of the Company’s executive compensation program. This report summarizes the responsibilities of the Company’s Compensation Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer, corporate officers and other key executives was determined for the calendar year ended December 31, 2005.

During the 2005 fiscal year, the Compensation Committee was comprised of Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. The Compensation Committee’s primary responsibilities are to oversee the development and administration of the total compensation program for corporate officers and key executives, and administer the executive bonus incentive and stock plans. During the year, the Compensation Committee met four times and took several actions by unanimous written consent.

General Compensation Policy. The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for its stockholders. In addition, the Company’s compensation programs are meant to support its short-term and long-term strategic goals and values and should reward individual contributions to our success. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers such individuals. When establishing overall compensation, the Compensation Committee takes into consideration the amounts paid to executive officers of companies with business structure, size, location and stage of development similar to us.

The goal of the Compensation Committee is to attract and retain executive officers who will strive for excellence and to motivate those individuals to achieve superior performance by providing them with rewards for assisting us in meeting targets regarding revenues, profitability and technology development. In order to achieve this goal, the policy of the Compensation Committee is to provide our Chief Executive Officer and other executive officers with competitive compensation opportunities based upon their contribution to our financial success and their personal performance. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is comprised of three elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) a discretionary annual incentive bonus payable in cash and tied to our achievement of annual financial and other performance goals; and (3) where appropriate, long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officer and our stockholders.

The Compensation Committee periodically reviews total compensation levels and the distribution of compensation among the three elements identified above for each of the executive officers in the context of our compensation policy and compensation packages awarded to executive officers in comparable positions at companies within related industries. The Compensation Committee believes that our most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which we usually are compared for purposes of stock performance. The principal factors that were taken into account in establishing each executive officer’s compensation package for 2005 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

Base Salary. During 2005, the Compensation Committee reviewed the base salary of each executive officer. In assessing appropriately competitive salary levels, the Compensation Committee considered each officer’s position, experience and tenure with us, the duties and changes in duties of each officer, the past accomplishments and expected future contributions of each officer, and information on competitive compensation levels for similar executive positions. In addition, the Company’s performance and profitability are factors in determining the base salaries of executive officers.

Annual Incentive Bonuses. An executive officer may be awarded incentive bonuses based on our results of operations and financial performance, the performance of the executive officer in that officer’s area of responsibility and the officer’s contribution to our operating performance. The level of award is a variable of the targeted performance of the Company compared to the actual performance of the Company and the achievement of specific department goals. The bonus amounts range from 40% to 75% at 100% achievement of targeted performance. The performance measurements for Messrs. Grant, Jones and Hohener in 2005 were the Company’s net revenues, the Company’s earnings before taxes and the achievement of specific department goals. The performance measurements for Messrs. Bateman and Haefner in 2005 were the Company’s net revenues. In general, the performance measurements for the Company for 2005 were not achieved. Notwithstanding the failure to achieve the performance targets, the Compensation Committee determined to award $25,000 bonuses to each of Messrs. Grant and Jones, in addition to minimum amounts to which they were entitled. This amount represented a small portion of the total available bonus. The Compensation Committee determined that such amount was warranted given the extraordinary efforts of Messrs. Grant and Jones throughout 2005.

Long Term Stock-Based Incentives. Stock-based incentives are designed to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Options allow the officers to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to ten years). Options generally become exercisable in a series of installments over a two- to three-year period, contingent upon the officer’s continued employment with us. Accordingly, options provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer, is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee may also take into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under the Company’s 2002 Stock Incentive Plan that were held by certain key employees and officers of the Company, including executive officers. As a result of such acceleration, options granted to 25 persons with respect to 1,045,847 unvested shares of the Company’s common stock, including options with respect to 684,178 unvested shares that are held by the Company’s executive officers, became fully vested. The Compensation Committee also imposed restrictions on shares of Company common stock that could be acquired by such persons upon exercise of any such accelerated options that will prevent the sale of such shares (other than to satisfy applicable withholding taxes) before such time as vesting would otherwise have taken place.

The acceleration eliminated future compensation expense that the Company would otherwise have recognized in its consolidated statements of operations with respect to the options at issue now that the Statement of Financial Accounting Standards No. 123-R “Share Based Payment,” issued by the Financial Accounting Standards Board, has become effective for fiscal years beginning after June 15, 2005. The future expense eliminated by the acceleration, based on a Black-Scholes calculation¸ was estimated to be approximately $1.6 million in 2006, $1.2 million in 2007, and $0.4 million in 2008 on a pre-tax basis. The acceleration resulted in a compensation expense in the fourth quarter of 2005 of approximately $204,000.

CEO Compensation. In setting the total compensation payable to Mr. Grant, our Chief Executive Officer, the Compensation Committee sought to provide a stable level of cash compensation within a range of compensation found among competitive companies, while recognizing Mr. Grant’s contributions to our overall performance. Mr. Grant is compensated in accordance with the terms of his employment agreement which is summarized under “Employment Contracts, Termination of Employment and Change in Control Arrangements.” Mr. Grant’s base salary was $275,000 in 2005. When agreed to, Mr. Grant’s salary was based on factors discussed above in “Base Salary,” including a review of market pay trends.

In determining Mr. Grant’s incentive bonus for 2005, the Compensation Committee considered the Company’s net revenues, the Company’s earnings before taxes and the achievement of specific department goals. In general, Mr. Grant did not achieve the performance targets for the Company for 2005. Notwithstanding the failure to achieve the performance targets, the Compensation Committee determined to award a $25,000 bonus to Mr. Grant. This amount represented a small portion of the total available bonus. The Compensation Committee determined that such amount was warranted given the extraordinary efforts of Mr. Grant throughout 2005.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers for the 2005 fiscal year did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers for the 2006 fiscal year to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

The 2002 Stock Incentive Plan imposes the requisite limitation on the maximum number of shares for which options may be granted per individual. Therefore, assuming a committee comprised solely of outside directors as required by Section 162(m) makes all option grants to our executive officers, any compensation deemed paid in connection with the exercise of future option grants made to executive officers under the 2002 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board

Federico Pignatelli, Chairman

Robert M. Anderton

George V. d’Arbeloff

March 28, 2006

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2005, with Company management and BDO Seidman LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from BDO Seidman LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of BDO Seidman LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. The Audit Committee also approved the selection of BDO Seidman LLP as the Company’s independent registered public accounting firm for 2005.

The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of BDO Seidman LLP as the Company’s independent registered public accounting firm for fiscal year 2006.

Submitted by the Audit Committee of the Company’s Board:

George V. d’Arbeloff (Chairman)

Robert M. Anderton, DDS

Federico Pignatelli

Date: March 28, 2006

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, neither the preceding Compensation Committee Report, the Audit Committee Report, nor the following Stock Performance Graph will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by the Company under those statutes. In addition, information on the Company’s website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

STOCK PERFORMANCE GRAPH

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company’s Common Stock, the NASDAQ U.S. Index and the NASDAQ Medical Devices Index for the period from December 31, 2000 to December 31, 2005.

(1)

The graph assumes that $100 was invested on December 31, 2000, in the Company’s Common Stock and in each index, and that all dividends, if any, were reinvested. The Company paid a cash dividend of $0.01 per share in each of July, September and November of 2004, and in each of February, April and June of 2005.

(2)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See the above discussion under “Employment Contracts, Termination of Employment and Change in Control Arrangements” for a discussion of the employment agreements with Messrs. Bateman, Haefner, Grant, Harrison and Jones.

Under the indemnification agreements, the Company agrees to indemnify its directors, officers and agents, or Indemnified Parties, to the fullest extent permitted by law against all expenses and liabilities actually and reasonably incurred by reason of such Indemnified Party becoming, or being threatened to be made, a party to any action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative, investigative or other. Such expenses will be advanced by the Company upon written request by an Indemnified Party.

The Company has no obligation to provide indemnification if the party selected by the Board (such party being either the stockholders, a majority of disinterested directors, independent legal counsel or a panel of arbitrators) to review the Indemnified Party’s request for indemnification (the “Reviewing Party”) determines that the Indemnified Party would not be permitted to be indemnified. Additionally, if the Company has advanced expenses to the Indemnified Party and the Reviewing Party subsequently determines the Indemnified Party is not permitted to be indemnified under applicable law, the advanced expenses must be reimbursed by the Indemnified Party to the Company.

If an Indemnified Party is successful on the merits of an action, the Company is required to indemnify such Indemnified Party against all expenses and liabilities incurred in connection with such action. An Indemnified Party must notify the Company in writing, as soon as practicable, of any claim made against him or her for which indemnification will or could be sought.

To secure the Company’s obligations to indemnify and advance expenses to the Indemnified Parties in the event of a change of control, the Company will secure a surety bond in the amount of not less than $1.0 million, upon which an Indemnified Party may from time to time file a claim for payment. If there is a change in control of the Company (other than a change in control approved by a majority of the Board who were directors immediately prior to the change in control), then independent legal counsel will act as the Reviewing Party to determine whether the Indemnified Party is entitled to indemnification. The Company agrees to pay the reasonable fees of any independent legal counsel or arbitrators retained to make a determination of entitlement to indemnification pursuant to the indemnification agreement.

The termination of any claim by judgment, order, settlement, conviction, or plea of nolo contendere, or its equivalent, does not affect the presumption that an Indemnified Party is entitled to indemnification under the indemnification agreement, and the Company shall have the burden of proof to overcome that presumption. Additionally, if the Company is obligated to pay the expenses of any claim, the Company may assume the defense of such claim with counsel approved by such Indemnified Party upon the delivery to such Indemnified Party of written notice of the Company’s election to do so.

The Company shall not be obligated under the indemnification agreement: (i) to make any payment in connection with any claim against an Indemnified Party to the extent such party has otherwise actually received payment (under any insurance policy or otherwise) of the amounts indemnifiable under the indemnification agreement; (ii) to indemnify an Indemnified Party for liabilities in connection with a proceeding settled without the Company’s consent; (iii) to indemnify an Indemnified Party for expenses and the payment of profits arising from the purchase and sale by such Indemnified Party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, or any similar state statute; or (iv) to indemnify an Indemnified Party for acts, omissions or transactions from which such Indemnified Party may not be relieved of liability under applicable law.

The Company agrees to use all reasonable efforts to maintain one or more policies of directors’ and officers’ liability insurance for such period of time as the Indemnified Party shall consent to serve as a director, officer or agent of the Company, as thereafter for so long as the Indemnified Party is subject to any possible proceeding.

The indemnification agreement is governed by Delaware law.

Since January 1, 2005, there has not been any transaction or series of similar transactions to which the Company was a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, the executive officers and beneficial holders of more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of the Company’s securities. Based upon the copies of Section 16(a) reports which the Company received from such persons for their 2005 fiscal year transactions in the Common Stock and their Common Stock holdings, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, except for the following: a Form 4 for James M. Haefner in connection with a grant of stock options on June 1, 2005 was not filed until October 18, 2005, a Form 4 for Jeffrey W. Jones in connection with a grant of stock options on December 29, 2005 was not filed until January 10, 2006, and a Form 4 for Federico Pignatelli in connection with purchases of common stock on November 22 and November 23, 2005 was not filed until November 28, 2005.

Annual Report

A copy of the 2005 annual report on Form 10-K, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board

Richard L. Harrison Secretary

Dated: April 5, 2006

P R O X Y

BIOLASE TECHNOLOGY, INC.

Annual Meeting of Stockholders, April 20, 2006

This Proxy is Solicited on Behalf of the Board of Directors of

BIOLASE TECHNOLOGY, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on April 20, 2006 and the Proxy Statement, and appoints Robert E. Grant and Richard L. Harrison, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2006 Annual Meeting of Stockholders of the Company to be held at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, on April 20, 2006, at 2:00 p.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

Please Detach Here

☐ You Must Detach This Portion of the Proxy Card ☐

Before Returning it in the Enclosed Envelope

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted FOR the election of each director listed below and FOR Proposal Two.

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

NOMINEES	FOR	WITHHOLD
01 Robert M. Anderton, DDS	☐	☐
02 George V. d’Arbeloff	☐	☐
03 Daniel S. Durrie, M.D.	☐	☐
04 Robert E. Grant	☐	☐
05 Jeffrey W. Jones	☐	☐
06 Neil J. Laird	☐	☐
07 Federico Pignatelli	☐	☐

* INSTRUCTION: To withhold authority to vote for any individual nominee, so indicate in the appropriate check box.

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees so indicate when signing.

Dated: , 2006

Signature

Signature (Joint Owners)
I/We do ☐ or do not ☐ expect to attend this meeting

MARK HERE FOR ADDRESS CHANGE AND NOTE CORRECTIONS ON THE MAILING LABEL	☐